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                                                                    Exhibit 23.3

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Applix, Inc. pertaining to the 2001 Employee Stock Purchase Plan and 2004 Equity Incentive Plan of our report dated March 7, 2003, except for Note 11, as to which the date is March 17, 2003, and Note 9 as to which the date is May 12, 2003, with respect to the consolidated financial statements of Applix, Inc. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Boston, Massachusetts
July 29, 2004